                                   EXHIBIT 11

                  CYPRUS AMAX MINERALS COMPANY & SUBSIDIARIES

                                 -------------

                       COMPUTATION OF PER SHARE EARNINGS

                      (IN MILLIONS EXCEPT PER SHARE DATA)

                                                          Three Months
                                                         Ended March 31,
                                                     ----------------------
                                                       1997          1996
                                                     -------        -------

Net Income                                            $   57         $   62
Preferred Stock Dividends                                 (5)            (5)
                                                     -------        -------
  Income Applicable to Common Shares                  $   52         $   57
                                                     =======        =======

Primary
  Average Common Shares Outstanding                     93.4           93.1
                                                     =======        =======

Fully Diluted:
  Average Common Shares Outstanding                     93.4           93.1
  Common Stock Equivalents - Options/(1)/                 .1             .2
  Conversion of Series B Preferred Stock                 9.6            9.6
                                                     -------        -------
  Fully Diluted Average Common Shares Outstanding      103.1          102.9
                                                     =======        =======

Earnings per Common Share                             $  .56         $  .62

Fully Diluted Earnings per Share                      $  .55         $  .60


/(1)/ Common stock equivalents are not included in primary earnings per share because they are less than three percent dilutive.